Exhibit 99

Latronico Communications 100 Willow Plaza, Suite 410 Visalia, CA 93291 Telephone no.: (559) 636-2503	For Immediate Release

Bill Kitchen Joins Valley Business Bank as Chief Credit Officer

Don Gilles, Chief Executive Officer and President of Valley Business Bank announced today that Bill Kitchen has joined the bank as Executive Vice President and Chief Credit Officer. Bill will assume the responsibilities previously held by Allan Stone, who is currently serving as Executive Vice President and Chief Operating Officer for the Bank.

“Bill is well known in Tulare, Kings and Fresno counties and will be a valuable asset to us as the bank grows. His thirty plus years of banking experience will certainly broaden the knowledge base of our management team and will serve our customers well,” said Gilles.

Bill is a graduate of John Brown University and Pacific Coast Banking School and has also been actively involved in many community organizations. He is Past Director of the Visalia County Center Rotary and Past President of Visalian’s Interested in Affordable Housing.

Bill resides in Visalia with his wife, Jody.  They have two adult children, Jori and Jill.

Valley Business Bank, a full-service commercial banking institution, was established in 1996 and has been serving the banking needs of its neighbors and friends for 14 years. The Bank operates through conveniently located offices in Visalia, Fresno, Tulare, Tipton, and Woodlake, and can be found on the Internet at www.valleybusinessbank.net.
Valley Business Bank: "Our Business is Your Success”